Exhibit 99.1

Worthington Industries to Purchase Stake in ARITAS

Leading European LNG and Cryogenic Company

COLUMBUS, OH--(Marketwired - Jan 6, 2014) - Worthington Industries, Inc. (NYSE: WOR) announced that its Pressure Cylinders segment has signed an agreement to acquire a 75% stake in ARITAS, one of Europe's leading LNG (liquefied natural gas) and cryogenic technology companies offering a broad portfolio of LNG products, cryogenic vessels, systems and services. Located in Istanbul, Turkey, ARITAS employs nearly 300 people and generated sales of approximately $40 million for its fiscal year ending Dec. 31, 2013. The transaction is awaiting Turkish government approval, which is expected to be completed later this month.

ARITAS' LNG products account for a majority of sales. For nearly a decade, ARITAS has been building and servicing the virtual LNG pipeline in Turkey via LNG transport trailers, LNG ISO containers, LNG bulk tanks and LNG satellite stations for re-gasification. ARITAS is also an emerging global leader in LNG fueling systems, including those for natural gas powered marine vessels. ARITAS' product portfolio includes an array of industrial gas products including engineered tanks holding up to 500,000 liters, transport trailers, bulk tanks and microbulk storage, which will be complemented by Worthington's home grown liquid cylinder offering.

"We are very excited to add ARITAS' LNG and cryogenics capabilities and reputation for quality. We believe they will dramatically increase our ability to grow our LNG and cryogenics businesses quickly and globally," said John McConnell, Chairman and CEO of Worthington Industries.

"ARITAS' experience and strong LNG product lineup fit our strategy to expand our footprint in energy products, as well as products for alternative fuels to power vehicles," said Andrew Billman, President of the Pressure Cylinders business segment. "ARITAS' technology is easily adaptable to markets it is currently not servicing, including the Americas and Western Europe. Thoughtful integration with our global sales force will help us drive strong commercial synergies."

Today, ARITAS operates a 270,000 square foot manufacturing facility in Istanbul and is committed to build a new state-of-the-art facility approximately 125 miles away in Bandirma. The new facility will ultimately provide a two to three times capacity increase with opportunity for future expansion and is located near a large Turkish port that serves some of the world's best shipping routes, enhancing the accessibility of target markets.

About Worthington Industries Worthington Industries is a leading diversified metals manufacturing company with 2013 fiscal year sales of $2.6 billion. The Columbus, Ohio based company is North America's premier value-added steel processor and a leader in manufactured metal products, such as propane, oxygen, refrigerant and industrial cylinders, hand torches, camping cylinders, scuba tanks, compressed natural gas storage cylinders, industrial cryogenics tanks, helium balloon kits and exploration, recovery and production tanks for global energy markets; custom-engineered open and enclosed cabs and operator stations for heavy mobile equipment; laser welded blanks; steel pallets and racks; and through joint ventures, suspension grid systems for concealed and lay-in panel ceilings, current and past model automotive service stampings and light gauge steel framing for commercial and residential construction. Worthington employs approximately 10,000 people and operates 83 facilities in 12 countries.

Safe Harbor Statement The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the Company relating to the expected benefits of the acquisition including the expectations for accretiveness, synergies and growth; expected growth of the LNG, cryogenics and other pressure cylinders businesses; the adaptability of technology for other markets; increases to product lines and participation in markets; opportunities to participate in certain markets; and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the possibility that the costs or difficulties related to the integration of the business acquired are greater than expected; the ability to adapt technology to other markets, the ability to maintain relationships with customers of the acquired business; the effect of conditions in Turkish, national and worldwide financial markets; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company's products; fluctuations in the pricing, quality or availability of raw materials, supplies, utilities and other items required by operations; the ability to realize price increases, cost savings and operational efficiencies on a timely basis; capacity levels and efficiencies within facilities, within major product markets and within the industry as a whole; financial difficulties of customers, suppliers, joint venture partners and others with whom the Company does business; the effect of Turkish, national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer demand, inventories, spending patterns and supplier choices; the ability to improve processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company; the level of import and import prices in the Company's markets; the impact of governmental regulations, both in the United States and abroad; the risk of doing business in Turkey or other foreign countries including the potential of adverse changes in the political climate, terrorists activity or civil unrest, currency fluctuations, differing cultures and local business partners and other risks described from time to time in filings with the United States Securities and Exchange Commission.

CONTACTS:
Cathy M. Lyttle
VP, Corporate Communications and Investor Relations
Phone: (614) 438-3077
E-mail: Cathy.Lyttle@WorthingtonIndustries.com

Sonya L. Higginbotham
Director, Corporate Communications
Phone: (614) 438-7391
E-mail: Sonya.Higginbotham@WorthingtonIndustries.com

200 Old Wilson Bridge Rd.
Columbus, Ohio 43085
WorthingtonIndustries.com